Exhibit 23(b)





CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the financial statements of Southern Company and Subsidiary Companies (the "Company") and management's report on the effectiveness of internal control over financial reporting dated February 28, 2005, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2004, (which report on the financial statements expresses an unqualified opinion and includes an explanatory paragraph referring to the Company's change in its method of accounting for asset retirement obligations in
2003).


/s/Deloitte & Touche LLP
DELOITTE & TOUCHE LLP
Atlanta, Georgia
August 4, 2005